Exhibit 99.2

European Commission

Spokesperson’s statement on investigation in the paper and forestry products sector

MEMO/04/123

Brussels, 25 May 2004

Following press inquiries, the European Commission’s spokesperson for Competition has confirmed that, on 25 May 2004, Commission inspectors, assisted by officials from the national competition authorities of the Member States concerned, launched simultaneous unannounced inspections at the premises of some of the major European producers of paper and forestry products.

The purpose of these inspections is to ascertain whether there is evidence of cartel agreements and related illegal practices concerning price fixing, fixing of other commercial terms, and/or allocation of customers. Several product markets in the European paper and forestry products sector would be affected by the alleged arrangements.

The Commission’s spokesperson has also confirmed that the inspections have been carried out in close coordination with competition authorities in a number of EU countries, as well as the US and Canada. The EFTA Surveillance Authority, at the request of the Commission, participated in the inspections at premises of undertakings in the EFTA Member States.

Surprise inspections are a preliminary step in investigations into suspected cartels. The fact that the European Commission carries out such inspections does not mean that the companies are guilty of anti-competitive behaviour nor does it prejudge the outcome of the investigation itself. The European Commission respects the rights of defence, in particular the right of companies to be heard in antitrust proceedings.

There is no strict deadline to complete cartel inquiries. Their duration depends on a number of factors, including the complexity of each case, the extent to which the undertakings concerned co-operate and the exercise of the rights of defence.